FILED PURSUANT TO RULE 424B(5)
FILE No. 333-85060

Supplement to Prospectus dated April 16, 2002

MBIA Inc.

6.40% Senior Notes due 2022

An additional $100,000,000 aggregate principal amount of 6.40% Senior Notes due 2022 will be issued by us on August 22, 2002. These notes will have the same terms and be consolidated with and form a single series with the $200,000,000 aggregate principal amount of 6.40% Senior Notes due 2022 that were offered by the prospectus supplement dated August 16, 2002. Because the aggregate principal amount of the notes in the series will be increased from $200,000,000 to $300,000,000, the aggregate maximum principal amount of notes that we may be required to redeem upon the death of a beneficial owner during the initial period (as defined in the prospectus supplement dated August 16, 2002) and during any subsequent twelve month period (as defined in the prospectus supplement dated August 16, 2002) will be increased from $4,000,000 to $6,000,000. If in the future we issue additional notes that form a single series with the 6.40% Senior Notes due 2002, the $6,000,000 aggregate limitation would be increased by 2% of the aggregate principal amount of the additional notes.

August 20, 2002